Exhibit 10.2

PURCHASE AND SALE AGREEMENT
dated as of April 10, 2020
between
ALNYLAM PHARMACEUTICALS, INC.
and
BX BODYGUARD ROYALTIES L.P.
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED

Table of Contents
i

ii

Exhibit A Form of Bill of Sale
Exhibit B Form of Licensee Instruction
Exhibit C Paying Agent Agreement
Exhibit D Purchaser Account
Exhibit E Seller Account
Exhibit F Disclosure Schedule
Exhibit G Royalty Product Patents
Exhibit H Medco License Agreement
Exhibit I Press Release
Schedule 1.1 Knowledge Parties
Schedule 2.5(a) True-Up Mechanism Examples
Schedule 3.10(a) Medco License Agreement Notices and Correspondence
Schedule 10.3 Assignment
iii

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of April 10, 2020 is between Alnylam Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), and BX Bodyguard Royalties L.P., a Delaware limited partnership (the “Purchaser”).
W I T N E S S E T H :
WHEREAS, the Seller has the right to receive royalties based on Net Sales of the Royalty Product (as defined below) under the Medco License Agreement (as defined below); and
WHEREAS, the Seller desires to sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, the Purchased Assets (as defined below), upon and subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:
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“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.
“Agreement” has the meaning set forth in the preamble.
“Alnylam Commercialization Royalty” means, for each calendar year following termination of the Medco License Agreement and an election by the Seller, pursuant to Section 5.7(d), to Commercialize the Royalty Product itself in all or some portion of the Territory or under a [***] that consists of a profit share for Seller with respect to the Royalty Product in all or some portion of the Territory, an amount equal to (a) [***] of Net Sales up to [***] of the Royalty Product made by or on behalf of the Seller or any of its Affiliates or sublicensees or profit share partners in the Territory or such portion of the Territory, (b) [***] of Net Sales greater than [***] but less than [***] of the Royalty Product made by or on behalf of the Seller or any of its Affiliates or sublicensees or profit share partners in the Territory or such portion of the Territory, (c) [***] of

Net Sales greater than [***] but less than [***] of the Royalty Product made by or on behalf of the Seller or any of its Affiliates or sublicensees or profit share partners in the Territory or such portion of the Territory and (d) [***] of Net Sales greater than [***] of the Royalty Product made by or on behalf of the Seller or any of its Affiliates or sublicensees or profit share partners in the Territory or such portion of the Territory; provided that, in the event that the Purchaser has not received the Minimum ROI by December 31, 2029 (taking into account the [***] in making such determination and the true-up mechanism set forth in Section 2.5), then the percentages set forth in the foregoing clauses (a)-(d) shall be increased to [***], [***], [***] and [***], respectively, in respect of Net Sales of the Royalty Product made by the Seller on or after January 1, 2030. For purposes of this definition, (i) the definition of “Net Sales” is deemed to be amended to replace “MedCo” with “Seller” in each place that it appears (other than any references to (Sub)licensees) and (ii) the amount of Net Sales used in calculating the Alnylam Commercialization Royalty shall be net of one half of any royalty payable by the Seller to the Licensee on such Net Sales pursuant to Section 12.3(b) of the Medco License Agreement.
“Alnylam Technology” has the meaning set forth in Section 1.15 of the Medco License Agreement.
“Applicable Percentage” means, (a) with respect to the Royalty, fifty percent (50%) and (b) with respect to the Milestones, seventy-five (75%); provided that, with respect to the Applicable Percentage for the Royalty set forth in the foregoing clause (a), in the event that Purchaser has not received the Minimum ROI by December 31, 2029 (taking into account the [***] in making such determination and the true-up mechanism set forth in Section 2.5), then such Applicable Percentage for the Royalty pursuant to clause (a) hereunder shall be increased to fifty-five (55%) in respect of any Royalty payable on Net Sales made on or after January 1, 2030.
“Bankruptcy Code” means Title 11 of the United States Code.
“Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by the Seller and the Purchaser, substantially in the form attached hereto as Exhibit A.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable Law to remain closed. For the avoidance of doubt, solely with respect to any notice or other communication required to be given or delivered hereunder, limitations on the operations of commercial banks due to the outbreak of a contagious disease, epidemic or pandemic (including COVID-19), or any quarantine, shelter-in-place or similar or related directive, shall not prevent a day that would otherwise be a Business Day hereunder from so being a Business Day.
“Calendar Quarter” has the meaning set forth in Section 1.21 of the Medco License Agreement.
“Closing” has the meaning set forth in Section 6.1.
“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Commercialization” has the meaning set forth in Section 1.31 of the Medco License Agreement.
“Consent” means, with respect to Purchaser and any authorization or approval required to be given by Purchaser under Article V, the authorization or approval of a particular action or course of action, which “Consent” shall not be unreasonably withheld, conditioned or delayed; provided that, if a different standard is expressly provided for hereunder with respect to a particular authorization or approval, then such standard shall apply.
“Competitive Infringement” has the meaning set forth in Section 1.33 of the Medco License Agreement.
“Core Royalty Product Patent” means [***].
“Data Room” means, collectively, the virtual data room established by the Seller as of the date hereof and made available to the Purchaser via Box.
“Disputes” has the meaning set forth in Section 3.9(c).
“Excluded Assets” has the meaning set forth in Section 2.4.
“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.
“Existing Confidentiality Agreement” has the meaning set forth in Section 8.3.
“Excluded Payments” means any amounts due or paid to the Seller pursuant to Sections 6.4.3.2, 6.4.3.4 and 7.2 of the Medco License Agreement, but solely to the extent not set-off against the Royalty or Milestones.
“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.
“First Installment” means fifty percent (50%) of the Purchase Price, or $500,000,000.
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“Fundamental Representations and Warranties” has the meaning set forth in Section 7.6(a).
“GAAP” means generally accepted accounting principles in effect in the United States from time to time.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any jurisdiction.
“Inclisiran” means that certain pharmaceutical product known by the non-proprietary name inclisiran, which, as of the date hereof, is being developed by Licensee under the Medco License Agreement, and has been submitted to the FDA for regulatory approval under NDA #214012.
“IRS Withholding Form” has the meaning set forth in Section 5.17(c)(i).
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“Knowledge of the Purchaser” means, (a) for purposes of Article IV, the actual knowledge as of the date of this Agreement, of any of the officers of the Purchaser identified on Schedule 1.1(a), and (b) for all other purposes of this Agreement, the actual knowledge as of the applicable time, of any of the officers of the Purchaser identified on Schedule 1.1(a) or any successor to any such officer holding the same or substantially similar officer position at such time.
“Knowledge of the Seller” means, (a) for purposes of Article III, the actual knowledge as of the date of this Agreement, of any of the officers of the Seller identified on Schedule 1.1(b), and (b) for all other purposes of this Agreement, the actual knowledge as of the applicable time, of any of the officers of the Seller identified on Schedule 1.1(b) or any successor to any such officer holding the same or substantially similar officer position at such time. For clarity, “Knowledge of the Seller” for purposes of Section 3.10(k) and Section 3.16 shall be based on actual knowledge, following due inquiry internal to Seller.
“Law” means, with respect to any Person, all laws, statutes, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.
“Licensee” means (a) The Medicines Company, a Delaware corporation, and its successors and permitted assigns (“Medco”) and (b) solely for purposes of Article V unless otherwise expressly specified, Novartis and Medco.
“Licensed Royalty Product Patents” means those Royalty Product Patents set forth on Exhibit G hereto that are controlled, but not owned, by Seller or its Affiliates pursuant to a license agreement with a third party.
“Licensee Instruction” means the direction letter to Licensee in the form attached hereto as Exhibit B.
“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense (including expenses of investigation and attorneys’ fees), fine, judgment, liability, obligation, or penalty.
“Material Adverse Effect” means (a) any material adverse change in, or material adverse effect, when considered individually or in the aggregate, on (i) the legality, validity or enforceability of any of the Transaction Documents or the Medco License Agreement, (ii) the rights of Seller under, or the right or ability of the Seller to perform its obligations under, (A) any of the Transaction Documents, (B) the Medco License Agreement, or (C) the Related Agreements, but only to the extent affecting the right of Seller to perform its obligations under the Medco License Agreement or otherwise pertaining to the Purchased Assets, (iii) the right or ability of Licensee to perform its obligations under the Medco License Agreement, (iv) the rights or remedies of the Purchaser under any of the Transaction Documents, including the right of the Purchaser to receive any of the Purchased Assets, or (v) the Royalty Product Patents, or (b) any change to the Purchased Assets (including the timing, value, amount or duration thereof).
“Medco” has the meaning set forth in the definition of “Licensee.”
“Medco Ancillary Agreements” means, collectively, that certain Quality Agreement on Material Supply, dated August 4, 2016, by and between the Seller and the Licensee, and that certain Pharmacovigilance Agreement, dated February 1, 2016, by and between the Seller and the Licensee, as may be amended from time to time.
“Medco License Agreement” means that certain License and Collaboration Agreement, dated February 3, 2013, by and between the Seller and Licensee, as amended on November 22, 2019 (the “First Amendment”), and as may be further amended in accordance with Section 5.7(a).
“Medco Supply Agreement” means that certain Supply and Technology Transfer Agreement, dated April 14, 2016, by and between the Seller and Licensee, as amended by that certain Amendment No. 1, dated October 10, 2019, by and between the Seller and Licensee, and as may be further amended in accordance with Section 5.4(a).
“Milestones” means, on a milestone payment-by-milestone payment basis, all amounts due, paid or payable under Section 7.3 of the Medco License Agreement.
“Minimum ROI” means an amount equal to at least $1,000,000,000 paid to Purchaser under the Transaction Documents (and not required, as of the date of determination of whether the Minimum ROI has been met, to be refunded or reimbursed to Licensee or Seller) in respect of payments from the Royalty component under the Purchased Royalty Interest.
“Net Sales” has the meaning set forth in Section 1.89 of the Medco License Agreement.
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“Non-Warranting Parties” has the meaning set forth in Section 10.5.
“Novartis” means Novartis AG, the indirect parent company of Medco.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patent Rights included in the Alnylam Technology.
“Patent Rights” has the meaning set forth in Section 1.94 of the Medco License Agreement.
“Paying Agent” means Wilmington Trust, as paying agent.
“Paying Agent Agreement” means that certain paying agent agreement, executed by the Seller, the Purchaser and the Paying Agent promptly after the Closing Date, substantially in the form attached hereto as Exhibit C.
“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.
“Proceeds” means any amounts actually recovered or received by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the Royalty or the Milestones, except for any amounts that are permitted to be used by this Agreement or the Medco License Agreement and that are actually used to reimburse or indemnify Licensee for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchased Assets” means (a) the Purchased Royalty Interest, (b) any Proceeds payable to Purchaser in accordance with this Agreement, (c) all proceeds (as defined under UCC) of any of the foregoing, (d) any interest on any amounts referred to in the immediately preceding clauses payable by the Licensee under Section 7.7 of the Medco License Agreement, (e) any portion payable to Purchaser, in accordance with Section 5.17(f), of any payment made pursuant to Section 7.9.2 of the Medco License Agreement with respect to the Royalty or Milestones, and (f) to the extent payable by the Seller in lieu of any portion of the Purchased Royalty Interest and to the extent the Seller Commercializes the Royalty Product in accordance with Section 5.7(d) following termination of the Medco License Agreement, the Alnylam Commercialization Royalty.
“Purchased Royalty Interest” means (a) the Royalty multiplied by the Applicable Percentage and (b) the Milestones multiplied by the Applicable Percentage.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Account” means the account set forth on Exhibit D or such other account as may be designated by the Purchaser in writing from time to time.
“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.
“Regulatory Authority” has the meaning set forth in Section 1.112 of the Medco License Agreement.

“Related Parties” has the meaning set forth in Section 1.113 of the Medco License Agreement.
“Related Agreements” has the meaning set forth in the definition of “Relevant Obligations.”
“Relevant Obligations” means all obligations of the Seller or any of its Affiliates under (a) that certain Co-Exclusive License Agreement, by and between the Seller and Max Planck Innovation GmbH (f/k/a Garching Innovation GmbH), dated December 20, 2002, as amended, (b) that certain Agreement, by and between the Seller and The Board of Trustees of the Leland Stanford Junior University, dated September 17, 2003, (c) that certain Commercial License Agreement, by and between the Seller and Plant Bioscience Limited, dated May 14, 2012, (d) that certain Second Amended and Restated Strategic Collaboration and License Agreement, by and between the Seller and Ionis Pharmaceuticals, Inc. (f/k/a Isis Pharmaceuticals, Inc.), dated January 8, 2015, as amended, and (e) any other Alnylam In-Licenses (as defined in the Medco License Agreement) entered into by Seller after the effective date of the Medco License Agreement in accordance with Section 1.11 thereunder ((a) – (e), collectively, the “Related Agreements”).
“Remainder” means fifty percent (50%) of the Purchase Price, or $500,000,000.
“Representatives” means, collectively, with respect to any Person, the trustees, directors, board members, members, partners, managers, officers, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, scientists and financial advisors) of such Person.
“ROFN Notice” has the meaning set forth in Section 5.12.
“Royalty” means, on a country-by-country and Royalty Product-by-Royalty Product basis, all amounts due, paid or payable (i) in respect of Net Sales by Licensee and its Related Parties of any and all Royalty Products, including under Section 7.4.1 and Section 7.4.2 of the Medco License Agreement but excluding Milestones, after giving effect to all Royalty Reductions applicable thereto, (ii) [***]. For the avoidance of doubt, the Royalty shall exclude any and all Excluded Payments.
“Royalty Product” means any “Licensed Product,” as such term is defined in Section 1.72 of the Medco License Agreement. For the avoidance of doubt, Inclisiran is an example of a “Royalty Product.”
“Royalty Product Patents” has the meaning set forth in Section 3.9(a).
“Royalty Reduction” means any adjustments, modifications, credits, offsets, credits, reductions or deductions to Royalty payments made (a) under the Medco License Agreement pursuant to and expressly permitted by Section 7.4.3, Section 7.4.4 [***] or Section 7.4.5 of the Medco License Agreement with respect to the Royalty Product (and subject to the limitation imposed by Section 7.4.6 of the Medco License Agreement) or (b) [***].

“Royalty Reports” means, with respect to each Calendar Quarter, the report (including any certifications in respect thereof) required to be prepared and delivered to Seller pursuant to Section 7.4.7 of the Medco License Agreement.
“Royalty Term” has the meaning set forth in Section 1.114 of the Medco License Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Seller” has the meaning set forth in the preamble.
“Seller Account” means the account set forth on Exhibit E hereto or such other account as may be designated by the Seller in writing from time to time.
“Seller Indemnified Party” has the meaning set forth in Section 7.2.
“Set-Off” means any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise, other than a Royalty Reduction.
“Seller SEC Documents” has the meaning set forth in Section 3.14.
“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent obligations or contingent liabilities, as applicable, at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or obligation, as applicable.
“Territory” has the meaning set forth in Section 1.1.25 of the Medco License Agreement.
“Transaction Documents” means this Agreement, the Paying Agent Agreement, the Bill of Sale and the Licensee Instruction.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“U.S.” or “United States” means the United States of America, each territory thereof and the District of Columbia.
Section 1.2 Rules of Construction. Unless the context otherwise requires, in this Agreement:
(a) a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(b) unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;
(c) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;
(d) the definitions of terms shall apply equally to the singular and plural forms of the terms defined;
(e) references to the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”;
(f) the terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”;
(g) unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein) and include any annexes, exhibits and schedules attached thereto;
(h) references to any Law shall include such Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor; provided that, for purposes of Article III and Article IV, reference to a Law shall mean such Law as in effect as of the date hereof;
(i) references to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities;
(j) the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(k) the words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof,

and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified;
(l) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; and
(m) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.
ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 2.1 Purchase and Sale.
(a) Upon the terms and subject to the conditions of this Agreement, upon the payment of the First Installment at the Closing, the Seller shall sell, contribute, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of the Purchaser by the Transaction Documents. Without limiting the foregoing, it is understood and agreed that the Purchaser shall not, by purchase of the Purchased Assets, acquire any assets or rights of the Seller under, or relating to, the Medco License Agreement [***] other than the Purchased Assets and any rights specified in this Agreement.
(b) It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Purchaser of all of the Seller’s right, title and interest in and to the Purchased Assets free and clear of all Liens, other than those created in favor of the Purchaser by the Transaction Documents. Neither the Seller nor the Purchaser intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Purchaser to the Seller or a pledge, a security interest, a financing transaction or a borrowing. Each of the Seller and the Purchaser hereby waives, to the maximum extent permitted by applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Purchaser of all of the Seller’s right, title and interest in and to the Purchased Assets under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Purchaser in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Purchaser, as security for the payment of amounts to the Purchaser equal to the Purchased Assets as it becomes due and payable, a security interest in and to all right, title and interest of the Seller, in, to and under the Purchased Assets and any “proceeds” (as such term is defined in the UCC) thereof, and the Seller does hereby authorize the Purchaser, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest.
Section 2.2 Purchase Price. The purchase price to be paid by the Purchaser in full consideration for the sale, contribution, assignment, transfer and conveyance of the Purchased Assets, without any deduction for withholding or other taxes is $1,000,000,000 (the “Purchase Price”), of which:
(a) Initial Up-Front Purchase Price. The First Installment shall be paid to Seller in accordance with Section 6.2; and
(b) Secondary Up-Front Purchase Price. The Remainder shall be paid to Seller accordance with Section 6.2.
Section 2.3 No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of the Seller under the Medco License Agreement). All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).
Section 2.4 Excluded Assets. Except as expressly set forth in the Transaction Documents, the Purchaser does not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Seller, including under the Medco License Agreement, other than the Purchased Assets, or any other assets of the Seller (collectively, the “Excluded Assets”).
Section 2.5 [***].
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on, or disclosed in, Exhibit F, the Seller hereby represents and warrants to the Purchaser as of the date hereof as follows:
Section 3.1 Existence; Organization. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
Section 3.2 No Conflicts. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not (a) give rise to any right of termination, cancellation or acceleration of any right or obligation of Licensee or any sublicensee under the Medco License Agreement, or (b) constitute a breach or violation of or default under any provision of (i) the organizational documents of the Seller, (ii) any

Law or Judgment applicable to the Seller, (iii) the Medco License Agreement or (iv) any contract (other than the Medco License Agreement) to which the Seller is a party or by which the Seller is bound, including the Related Agreements, except, in the case of clauses (b)(ii) and (b)(iv), for such breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.3 Authorization; Enforceability. The Seller has all necessary corporate power and authority to (a) conduct its affairs as currently conducted, including to exercise its rights and perform its obligations under the Medco License Agreement and (b) execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by the Seller. Each of the Transaction Documents has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
Section 3.4 Ownership. The Seller has good and valid title to the Purchased Assets, free and clear of all Liens (other than those created in favor of the Purchaser and expressly contemplated by this Agreement and the Paying Agent Agreement), and is the exclusive owner of the entire right, title (legal and equitable) and interest in the Purchased Assets. Upon payment of the First Installment by the Purchaser, the Purchaser will have acquired, subject to the terms and conditions set forth in this Agreement, good and valid title to the Purchased Assets, free and clear of all Liens (other than those created in favor of Purchaser and expressly contemplated by this Agreement and the Paying Agent Agreement).
Section 3.5 Governmental and Third Party Authorizations. The execution, delivery and performance by the Seller of the Transaction Documents and the consummation of any of the transactions contemplated thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (a) a Current Report on Form 8-K by the Seller with the U.S. Securities and Exchange Commission, (b) the UCC financing statements contemplated by Section 2.1(b), (c) those previously obtained and (d) such consents, the failure of which to be obtained or made, would not reasonably be expected to have a Material Adverse Effect.
Section 3.6 No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory or investigative) pending or, to the Knowledge of the Seller, threatened, by or against the Seller, or (b) pending inquiry or investigation (whether civil, criminal, administrative, regulatory or investigative) by or against the Seller that, in each case, individually or in the aggregate, (i) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Seller is a Party or (ii) would reasonably be expected to result in a Material Adverse Effect.

Section 3.7 No Brokers’ Fees. The Seller has not taken any action that would entitle any Person or entity other than Evercore Group L.L.C. to any commission or broker’s fee in connection with the transactions contemplated by this Agreement. Other than the Paying Agent, there is no Person or entity retained by Seller entitled to any commission or broker’s fee from Purchaser in connection with the transactions contemplated by this Agreement.
Section 3.8 Compliance with Laws. The Seller (a) has not violated, nor is it in violation of, has not been given notice of any violation of, and, to the Knowledge of the Seller, is not under investigation with respect to nor has it been threatened to be charged with, any violation of, any applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, and (b) is not subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority; in each case, that would reasonably be expected to have a Material Adverse Effect.
Section 3.9 Intellectual Property Matters.
(a) With respect to such patents and patent applications owned by the Seller, and to the Knowledge of the Seller with respect to all other such patents and patent applications, Exhibit G sets forth an accurate and complete list of all issued patents and patent applications in the Alnylam Technology and that cover or claim the Royalty Product or its use, manufacture, or sale (such Patent Rights listed or required to be listed on Exhibit G, the “Royalty Product Patents”). For each of such Royalty Product Patents, the Seller has indicated (i) the jurisdictions in which such Patent Right is pending, allowed, granted or issued, (ii) the patent number or patent serial number, (iii) the owner of such Patent Right (which shall be to the Knowledge of the Seller, in the case of owners other than Seller or its Affiliates), and (iv) the expiration date of such Patent Right.
(b) Seller has not committed any act, or failed to commit any required act, that would reasonably be expected to cause any Royalty Product Patents to expire prematurely, lapse or be declared invalid or unenforceable, or that estops the enforcement of such Royalty Product Patent against any third party. There are no unpaid maintenance or renewal fees or annuities payable by the Seller to any third party that currently are overdue for any of the Royalty Product Patents. No Royalty Product Patents have lapsed or been abandoned, cancelled, disclaimed or expired, and to the Knowledge of the Seller, there is no fact, circumstance or event that would constitute a basis for any such lapse, abandonment, cancellation or expiration. To the Knowledge of the Seller, each individual associated with the filing and prosecution of the Royalty Product Patents owned in whole or in part by Seller, including the named inventors of such Royalty Product Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of each such Royalty Product Patents (including any relevant prior art), in each case, in those jurisdictions in the Territory where such duties exist.
(c) Seller has not received any written notice from Licensee or any other Person, and to the Knowledge of Seller, there is no pending or threatened litigation, opposition, interference, reexamination, reissue, inter partes review, post grant review, cancellation, notification, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the validity, enforceability, scope, inventorship or ownership of any of the Royalty Product Patents or that would reasonably be expected to give rise to any Set-Off against the payments due to the Seller under the Medco License Agreement. The Royalty Product Patents owned by Seller, and to the Knowledge of the Seller the Licensed Royalty Product Patents, are not subject to any outstanding injunction, judgment, order, decree, ruling, settlement or other final disposition of a Dispute.
(d) To the Knowledge of Seller, the Royalty Product Patents that have been issued or granted by the applicable Patent Office are valid and enforceable. Seller has not received any written legal opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of the issued Royalty Product Patents may succeed. Seller has not received any claim or notice challenging, or threatening to challenge, the ownership of, or rights of Licensee in and to, or the validity or enforceability of the Royalty Product Patents.
(e) Seller has not received any claim or notice disputing or threatening to dispute the inventorship of any of the Royalty Product Patents or otherwise alleging that any Person who is not named as an inventor on any of the Royalty Product Patents should be so named, and to the Knowledge of the Seller, there is no reasonable basis for such a claim with respect to any of the Royalty Product Patents owned by Seller.
(f) The Seller has not received any written notice under the Medco License Agreement or otherwise of Competitive Infringement of any Royalty Product Patent or of infringement of any Core Royalty Product Patent.
(g) Each of the Royalty Product Patents owned by Seller correctly names all of the inventors thereof, in accordance with applicable Law. Seller has not received any notice from Licensee or any other Person, and to the Knowledge of Seller, there is no Person who is or claims to be an inventor under any of the Royalty Product Patents who is not a named inventor thereof, or that any Person named as an inventor of any of the Royalty Product Patents is not an inventor thereof.
(h) To the Knowledge of the Seller, there is no pending or threatened action, suit or proceeding that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Royalty Product does or will infringe on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights. The Seller has not received any written notice asserting or claiming any such infringement or misappropriation in respect of the Royalty Product. To the Knowledge of the Seller, the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Royalty Product by Licensee does not and will not constitute an infringement of any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights, except where such infringement or misappropriation would not reasonably be expected to result in a Material Adverse Effect.

(i) The Alnylam Technology licensed (or sublicensed or optioned, as the case may be) by Seller to Licensee under the Medco License Agreement constitute all the intellectual property owned by or licensed (with the right to sublicense) to the Seller or any of the Seller’s Affiliates necessary for the sale of the Royalty Products in the Territory. Other than the Medco License Agreement, the Medco Supply Agreement and the Medco Ancillary Agreements, there are no other contracts between Seller or any of its Affiliates, on the one hand, and Licensee or its respective Affiliates, on the other hand, involving or related to a Royalty Product, the Royalty Product Patents or the Purchased Assets, or that would reasonably be expected to result in a Material Adverse Effect.
(j) Except as set forth on Exhibit G with respect to the Licensed Royalty Product Patents, Seller owns the entire right, title and interest, free and clear of any Liens, in and to the Royalty Product Patents. To the Knowledge of the Seller, there are no facts that would preclude Seller from having clear title in and to such Royalty Product Patents.
(k) There are no compulsory licenses granted or, to the Knowledge of the Seller, threatened to be granted under the Royalty Product Patents with respect to the Royalty Product or any other product that, if sold without a license, would constitute a Competitive Infringement of the Royalty Product Patents. To the Knowledge of the Seller, no event or condition exists that would permit or require Licensee to grant any such compulsory license to any Person. Seller has not received any written notice from or on behalf of Licensee expressing an intention by Licensee to grant any such compulsory license or otherwise Set-Off any amount from the Purchased Assets because of any amount owed or claimed to be owed from Seller to Licensee.
(l) Absent the Medco License Agreement, the manufacture, marketing, use, sale or distribution of Inclisiran in the applicable jurisdiction would infringe a Valid Claim (as defined in the Medco License Agreement) of each applicable Core Royalty Product Patent. Seller and its Affiliates own each Core Royalty Product Patent.
(m)  Inclisiran is a Licensed Product, as such term is defined in the Medco License Agreement, and the Royalty Products, including Inclisiran, are Licensed Products under and as such term is defined in the Medco License Agreement.
Section 3.10 Medco License Agreement.
(a) Attached hereto as Exhibit H is a true, correct and complete copy of the Medco License Agreement. Seller has provided to Purchaser in the Data Room the material written notices and other material written correspondence delivered to the Licensee by Seller, or by the Licensee or Novartis to Seller, in each case since January 1, 2018 (i) pursuant to the Medco License Agreement or (ii) pertaining to development, manufacturing, supply and patent prosecution activities thereunder since January 1, 2018, as further described and with the exceptions set forth on Schedule 3.10(a) hereto, in each case relating to, affecting or involving the Purchased Assets or the Medco License Agreement or that could reasonably be expected to have an adverse effect on the value of the Purchased Assets in any material respect.
(b) Other than the Transaction Documents, the Medco License Agreement, the Medco Supply Agreement, the Medco Ancillary Agreements and the Related Agreements, there is no contract, agreement or other arrangement (whether written or oral) to which the Seller is a party or by which any of their respective assets or properties is bound or committed (i) that creates a Lien on the Royalty, the Milestones, the Medco License Agreement or the Alnylam Technology; (ii) that materially relates to, affects or involves the Purchased Royalty Interest, the Royalty Products or the Royalty Product Patents or (iii) for which breach thereof, nonperformance thereof, cancellation thereof or failure to renew would reasonably be expected to have a Material Adverse Effect. Other than the Transaction Documents, there is no contract, agreement or other arrangement (whether written or oral) to which the Seller is a party or by which any of their respective assets or properties is bound or committed that creates a Lien on the Purchased Assets. The Seller has not received any notice from the Licensee or Novartis under Section 6.1.3(b) of the Medco License Agreement or provided any consent to the Licensee or Novartis under Section 6.1.3(a) of the Medco License Agreement and, to Knowledge of Seller, no sublicense has been granted.
(c)
(i) The Medco License Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the Knowledge of the Seller, Licensee, enforceable against the Seller and, to the Knowledge of the Seller, Licensee in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.
(ii) The Seller has not received any written notice or, to the Knowledge of the Seller, any other communication, from or on behalf of the Licensee or Novartis challenging or threatening to challenge the validity or enforceability of the Medco License Agreement or any obligation of the Licensee thereunder, including any obligation to pay the Royalty, Milestones or any other payment thereunder.
(d) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Seller is not in breach or violation of or in default under the Medco License Agreement and (ii) to the Knowledge of the Seller, neither the Licensee nor Novartis has breached, and neither the Licensee nor Novartis is in violation or default under, any provision of the Medco License Agreement.
(e) The Seller has not granted or been granted any written waiver under the Medco License Agreement or released Licensee or Novartis, in whole or in part, from any of its obligations under the Medco License Agreement. To the Knowledge of the Seller, there are no waivers or modifications (or pending requests therefor) in respect of the Medco License Agreement. Since the date of the First Amendment, the Seller has not received from the Licensee or Novartis any written proposal [***] to amend or waive any provision of the Medco License Agreement.
(f) To the Knowledge of the Seller, no event has occurred that, upon notice or the passage of time or both, would reasonably be expected to give rise to a breach of the Medco License Agreement by Seller or Licensee or Novartis, which breach would reasonably be expected to result in a Material Adverse Effect, or that would otherwise give the Seller or Licensee the right to terminate the Medco License Agreement or cease paying the Royalty or Milestones thereunder. The Seller has not received any written notice of an intention by Licensee or Novartis to terminate or breach the Medco License Agreement, in whole or in part, or challenging the validity or enforceability of the Medco License Agreement or the obligation to pay the Royalty or Milestones thereunder, or that the Seller or Licensee is in default of its obligations under the Medco License Agreement, in each case other than as would not reasonably be expected to result in a Material Adverse Effect. The Seller has no intention of terminating the Medco License Agreement and has not given Licensee or Novartis any notice of termination of the Medco License Agreement, in whole or in part.
(g) Neither Seller nor Licensee (nor Novartis) has assigned, sold or transferred the Medco License Agreement or any of its rights, interests or obligations thereunder (including with respect to the Royalty and the Milestones) to any Person, and the Seller has not consented to any such assignment by Licensee. Except as contemplated by the Transaction Documents, the Seller has not assigned, sold or transferred, in whole or in part, any of the Seller’s right, title or interest in or to the Royalty, Milestones or Purchased Assets.
(h) Neither the Seller nor Licensee has exercised its rights to conduct an audit under Section 7.5 of the Medco License Agreement.
(i) To the Knowledge of the Seller, the Seller has received all amounts owed to it under the Medco License Agreement, to the extent such amounts have come due, including the Upfront Fee (as defined in the Medco License Agreement) and the milestones (i) and (ii) under Section 7.2(a) of the Medco License Agreement.
(j) Seller has not sent or received any written notice or, to the Knowledge of the Seller, any other communication of any dispute from the Licensee or Novartis for resolution pursuant to Section 13.12 of the Medco License Agreement.
(k) [***].
(l) There are no agreements between the Seller or, to the Knowledge of the Seller, Licensee or Novartis, with any third party or Person that would give rise to a right of Licensee to reduce the payment of any Royalty or Milestone owed to Seller pursuant to Section 7.4.5 of the Medco License Agreement, and Seller has no Knowledge of any ongoing discussions related to any such agreements.
(m) Neither the Seller nor Licensee has made any claim of indemnification under the Medco License Agreement.
Section 3.11 No Other Agreements. Seller has not entered into any agreement relating to the present or future assignment, transfer, or sale of any rights in or to any portion of the Royalty or Milestones.
Section 3.12 UCC Matters. The Seller’s exact legal name is, and for the preceding ten (10) years has been, “Alnylam Pharmaceuticals, Inc.”. The Seller’s principal place of business is, and for the preceding ten (10) years has been, located in the Commonwealth of Massachusetts. The

Seller’s jurisdiction of organization is, and for the preceding ten (10) years has been, the State of Delaware.
Section 3.13 Set-Off Against Royalty. To the Knowledge of the Seller, neither Licensee nor Novartis has any right of Set-Off under the Medco License Agreement against the Purchased Assets or any other amounts payable to the Seller under the Medco License Agreement. Licensee has not exercised, and, to the Knowledge of the Seller, has not had and does not have the right to exercise, and, to the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee or Novartis to exercise, any Set-Off against the Purchased Assets or any other amounts payable to the Seller under the Medco License Agreement.
Section 3.14 SEC Filings. In the three (3) years prior to the Closing Date, Seller has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the "Seller SEC Documents”). As of their respective filing dates, each of the Seller SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder applicable to such Seller SEC Documents, and no Seller SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.15 Related Agreements. Except as would not reasonably be expected to have a Material Adverse Effect, the Related Agreements are in full force and effect, and are the legal and valid binding obligation of the Seller and, to the Knowledge of the Seller, the counterparties thereunder, enforceable against the Seller and, to the Knowledge of the Seller, the counterparties thereunder, in accordance with their terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Except as would not reasonably be expected to have a Material Adverse Effect, the Seller has not received any written notice or, to the Knowledge of the Seller, any other communication, from or on behalf of a counterparty to any Related Agreement challenging or threatening to challenge the validity or enforceability of any such Related Agreement or any obligation of the Seller thereunder. Except as would not reasonably be expected to have a Material Adverse Effect, the Seller is not in breach or violation of or in default under any of the Related Agreements, and, to the Knowledge of the Seller, the counterparty under each Related Agreement has not breached, and is not in violation or default under, any provision of any such Related Agreement. The Related Agreements include all agreements pursuant to which Seller has in-licensed Patent Rights that are directed to, cover or claim Inclisiran and are sublicensed to Medco under the Medco License Agreement.
Section 3.16 Medco Supply Agreement. The Medco Supply Agreement is in full force and effect, is the legal and valid binding obligation of the Seller and, to the Knowledge of the Seller, the Licensee, enforceable against the Seller and, to the Knowledge of the Seller, the

Licensee, in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. The Seller is not in breach or violation of or in default under the Medco Supply Agreement. There are no amounts due or payable under the Medco Supply Agreement by Seller, [***] nothing in the Medco Supply Agreement creates any right of offset by Licensee against the Purchased Assets. [***]
Section 3.17 Compliance. To the Knowledge of the Seller, all applications, submissions, information and data related to the Royalty Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of Licensee were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modifications to such applications, submissions, information or data required under applicable Laws have been submitted to the necessary Regulatory Authorities. To the Knowledge of Seller, Licensee has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or similar policies set forth in any applicable Laws.
Section 3.18 Solvency. Seller is Solvent.
Section 3.19 Tax Matters. No deduction or withholding for or on account of any tax has been made or, to the Knowledge of the Seller, was required under applicable Law to be made from any payment to Seller under the Medco License Agreement, and, to the Knowledge of the Seller, provided that Purchaser provides an IRS Withholding Form establishing a zero percent (0%) withholding rate for each of “royalties,” “other income” and “interest,” no such deduction or withholding will be made or will be required under currently applicable Law to be made with respect to any payment to (or for the benefit of) the Purchaser hereunder. Seller has filed (or caused to be filed) all material tax returns and material tax reports required to be filed under applicable Law and has paid all material taxes required to be paid, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles, as in effect from time to time.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof as follows:
Section 4.1 Organization. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 4.2 No Conflicts. The execution, delivery and performance by the Purchaser of any of the Transaction Documents and the consummation of the transactions contemplated thereby do not constitute a breach or default under, or require prepayment under any provision of (a) any applicable Law or any judgment applicable to Purchaser that would reasonably be expected to have a Material Adverse Effect, (b) any contract to which the Purchaser is a party or by which the Purchaser is bound, or (c) the organizational documents of the Purchaser.
Section 4.3 Authorization. The Purchaser has all powers and authority to conduct its affairs as currently conducted, and to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Purchaser is party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser. Each of the Transaction Documents to which the Purchaser is party has been duly executed and delivered by the Purchaser. Each of the Transaction Documents to which the Purchaser is party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
Section 4.4 Governmental and Third Party Authorizations. The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 3.5.
Section 4.5 No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of the Purchaser, threatened by or against the Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of the Purchaser, threatened against the Purchaser, that, in each case, challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Purchaser is party.
Section 4.6 Access to Information. The Purchaser acknowledges that it has reviewed the Medco License Agreement, the Medco Supply Agreement and such other documents and information relating to, and has had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning, the Royalty Product, the Alnylam Technology, the Medco License Agreement, the Medco Supply Agreement, the Royalty, the Purchased Assets, and any other matter relating thereto, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Royalty in accordance with the terms of this Agreement. Except as specifically set forth in Article III and the Disclosure Schedules, the Purchaser acknowledges and agrees that the Seller makes no representation nor extends any warranty, whether express or implied, with respect to the Royalty Product, the Alnylam Technology, the Medco License Agreement, the Medco Supply Agreement, the Royalty, the Purchased Assets, future Net Sales of the Royalty Product or any other matter relating thereto; provided that, the foregoing disclaimers shall not apply in the case of fraud on the part of Seller. The Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Assets in accordance with the terms of this Agreement.

Section 4.7 Funds Available. The Purchaser has sufficient funds on hand or binding and enforceable commitments to provide it with sufficient funds to satisfy its obligations, in each case to pay the Purchase Price, and the Purchaser has no reason to believe, and has not been provided with oral or written notice that any of its investors are not required or do not intend, for any reason, to satisfy their obligations under such commitments. The Purchaser acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing.
ARTICLE V
COVENANTS

Section 5.1 Public Announcement. Except (a) for a press release previously approved in form and substance by the Seller and the Purchaser and attached hereto as Exhibit I, or any other public announcement using substantially the same text as such press release, and (b) subject to Section 5.15, any disclosure required by applicable Law, by the rules and regulations of any securities exchange or market on which any security of such Party may be listed or traded or by any Governmental Authority of competent jurisdiction, neither Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.

Section 5.2 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under applicable Law as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement and the other Transaction Documents, including to (i) perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets to the Purchaser pursuant to this Agreement, (ii) perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Assets free and clear of all Liens (other than those Liens created in favor of the Purchaser by the Transaction Documents), (iii) create, evidence and perfect the Purchaser’s back-up security interest granted pursuant to Section 2.1(b) and (iv) enter into the Paying Agent Agreement in accordance with Section 6.4(b).
Section 5.3 Royalty Reports; Notices and Communications from Licensee. Promptly (and in any event no later than [***]) following the receipt by the Seller from the Licensee of (a) a Royalty Report, (b) any written notice or written correspondence relating to, affecting or involving the Purchased Assets (including notification regarding the achievement of any of the Milestones by Licensee or a Related Party), the Medco License Agreement or that would reasonably be expected to result in a Material Adverse Effect, (c) any development reports provided by Licensee pursuant to Section 2.5.1 of the Medco License Agreement, or (d) the Medco Commercialization Plan (as defined in the Medco License Agreement), the Seller shall furnish a copy of the same to the Purchaser (provided that Seller shall not be required to furnish to Purchaser any notice or correspondence that, if disclosed, would result in the loss or waiver of any attorney client privilege [***]). Except for the Licensee Instruction and notices and correspondence required to be given or made by the Seller (i) under the Medco License Agreement or (ii) by applicable Law, the Seller shall not send any notice or correspondence to the Licensee relating to, affecting or involving, the Royalty, the Milestones or the Purchased Assets, or that would reasonably be expected to result in a Material Adverse Effect, except in each case, with the Consent of Purchaser. Without limiting the foregoing, the Seller shall, promptly (and in any event no later than [***]) following the delivery thereof by the Seller to the Licensee, furnish a copy of any written notice or correspondence sent by the Seller to the Licensee relating to, affecting or involving the Purchased Assets or the Medco License Agreement, or that would reasonably be expected to result in a Material Adverse Effect.
Section 5.4 Supply Chain.
(a) [***].
(b) [***] Seller shall promptly to the extent provided by the Medco Supply Agreement provide [***] to Purchaser any and all information of which Seller becomes aware regarding any circumstances that have occurred, or are likely to occur, that have resulted in or are reasonably likely to result in, any failure or delay in the supply or delivery of Loaded GalNAc Support (as defined in the Medco Supply Agreement) to Licensee.
(c) [***].
Section 5.5 Payments on Account of Purchased Assets; Escrow. Promptly following the Closing, Seller shall instruct Licensee in the Licensee Instruction, and thereafter Seller shall act in accordance with Section 5.8 to cause Licensee to pay amounts owed in respect of the Purchased Assets into an escrow account in accordance with the Paying Agent Agreement.
Section 5.6 Misdirected Payments.
(a) Notwithstanding the terms of the Licensee Instruction and the Paying Agent Agreement, commencing on the Closing Date and at all times thereafter, if any portion of the Purchased Assets is paid to the Seller, then (i) the Seller shall hold such amount in trust for the benefit of the Purchaser in a segregated account, (ii) the Seller shall have no right, title or interest whatsoever in such amount and shall not create or suffer to exist any Lien thereon and (iii) the Seller promptly, and in any event no later than [***] following the receipt by the Seller of such amount, shall remit such amount to the Purchaser Account. The Seller shall notify the Purchaser of such wire transfer and provide reasonable details regarding the Purchased Assets payment so received by the Seller.
(b) Notwithstanding the terms of the Licensee Instruction and the Paying Agent Agreement, commencing on the Closing Date and at all times thereafter, if any amount due under the Medco License Agreement that does not constitute the Purchased Assets is paid to the Purchaser, then (i) the Purchaser shall hold such amount in trust for the benefit of the Seller in a segregated account, (ii) the Purchaser shall have no right, title or interest whatsoever in such amount and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser promptly, and in any event no later than [***] following the receipt by the Purchaser of such amount, shall remit such amount to the Seller Account. The Purchaser shall notify the Seller of such wire transfer and provide reasonable details regarding the erroneous payment so received by the Purchaser.

(c) If the Licensee exercises any Set-Off against any payment of the Purchased Assets, then Seller shall promptly (and in any event no later than [***]) following payment of the Purchased Assets reduced by such Set-Off, make a true-up payment to the Purchaser such that the Purchaser receives the full amount of such Purchased Asset payment that would have been payable to the Purchaser had such Set-Off not been exercised. After the Seller makes the payment referred to in the first sentence of this Section 5.6(c), the Seller shall be entitled to, and the Purchaser shall not be entitled to, any amounts recovered from the Licensee in respect of such Set-Off.
(d) All remittances pursuant to this Section 5.6 shall be made (i) without set-off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to such account as the relevant payee may designate in writing (such designation to be made at least [***] prior to any such payment).
(e) A late fee of [***] shall accrue on all unpaid amounts on an annualized basis with respect to any sum payable under Section 5.6(a) or Section 5.6(b) beginning [***] after receipt of such payment received in error.
Section 5.7 Maintenance of License Agreement.
(a) The Seller (i) shall perform and comply with all of its obligations under the Medco License Agreement, except where such performance and compliance is being contested in good faith by appropriate proceedings (provided that, during the pendency of any such dispute, Seller shall continue to comply with all of its other obligations under the Medco License Agreement) or where non-performance or non-compliance would not reasonably be expected to result in a Material Adverse Effect, and (ii) shall not (A) forgive, release or compromise any portion of the Royalty, the Milestones or the Purchased Assets payable under the Medco License Agreement, (B) amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under the Medco License Agreement (except with the prior written Consent of Purchaser, to be granted or withheld in Purchaser’s sole discretion), or (C) assign, in whole or in part, the Medco License Agreement or any provision thereof or right thereunder.
(b) The Seller shall not, without the prior written Consent of the Purchaser, grant or withhold any consent, exercise or waive any right or option or fail to exercise any right or option in respect of, affecting or relating to the Purchased Assets, the Royalty Product or the Medco License Agreement in any manner that would (i) reasonably be expected to have a Material Adverse Effect or (ii) conflict with, or that would reasonably be expected to give rise to a breach, violation, termination or default under the Medco License Agreement.
(c) Within [***] after (i) becoming aware of, whether by written notice or otherwise, Licensee’s (A) intent to terminate the Medco License Agreement (in whole or in part) or (B) allegation of a breach or violation of or default under the Medco License Agreement by Seller or (ii) gaining Knowledge of any fact, circumstance or event that would reasonably be expected to give rise to a breach or violation of or default under the Medco License Agreement by the Seller, the Seller shall give written notice thereof to the Purchaser. Such notice shall (x) describe in reasonable detail such breach, violation, default or termination event, (y) include a copy of any written notice received from Licensee with respect thereto, and (z) in the case of any breach, violation or default or alleged breach or default by the Seller, describe in reasonable detail any corrective action the Seller proposes to take in respect of such breach, violation or default. In consultation with Purchaser, Seller shall use commercially reasonable efforts to cure any breach or default by it under the Medco License Agreement and, in any case, shall give written notice to the Purchaser upon curing such breach or default. In connection with any dispute regarding an alleged breach that is related to the Royalty or the Milestones or would reasonably be expected to have a Material Adverse Effect, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Purchaser may select. The Seller shall pay the costs and expenses of such counsel. In addition to the obligations set forth in Section 5.7(a), the Seller shall not, except with the prior written Consent of Purchaser (which consent may be withheld or granted in Purchaser’s sole discretion with respect to the Royalty, the Milestones or the Purchased Assets), waive any obligation of, or grant any consent to, the Licensee under, involving, affecting, in respect of or related to the Royalty, the Milestones, the Royalty Product Patents or the Purchased Assets.
(d) Without limiting the provisions of Section 5.7(c), if Licensee terminates or provides written notice of termination of the Medco License Agreement (in whole or with respect to any Royalty Product, or any portion of the Territory, or a termination that would adversely affect the Purchased Assets), or the Medco License Agreement otherwise terminates (in whole or with respect to any Royalty Product, or any portion of the Territory, or a termination that could adversely affect the Purchased Assets), [***].
Section 5.8 Enforcement of License Agreement.
(a) Promptly after the Seller obtains Knowledge of a breach or violation of or default under, or an alleged breach or violation of or default under, the Medco License Agreement by Licensee or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach or violation of or default under the Medco License Agreement by Licensee or the right to terminate the Medco License Agreement (in whole or in part) by the Seller, in each case the Seller shall (i) promptly (but in any event within [***]) give written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event and (ii) proceed, in consultation with the Purchaser, and with Purchaser’s prior written Consent, to take such permissible actions to enforce compliance by Licensee with the relevant provisions of the Medco License Agreement and to exercise any or all of the Seller’s rights and remedies, whether under the Medco License Agreement or by operation of law, with respect thereto (in each case other than with respect to breaches, violations or defaults that would not reasonably be expected to have a Material Adverse Effect).
(b) In connection with any enforcement of Licensee’s obligations under the Medco License Agreement with respect to any breach referred to in Section 5.8(a), the lead counsel selected by Seller shall be reasonably acceptable to Purchaser. The Applicable Percentage of all fees and expenses incurred in enforcing Licensee’s obligations under the Medco License Agreement pursuant to Section 5.8(a) shall be borne by Purchaser (taking into account any variation in such interests over different time periods, if applicable), with the remainder to be borne by Seller, provided, however, that the out-of-pocket costs and expenses (including the fees and expenses of the Seller’s counsel) shall be entirely borne by the Seller if such breach, violation, default or termination event or alleged breach, violation, default or termination event directly results from a breach or violation of or default under the Medco License Agreement by the Seller.
(c) All Proceeds resulting from any enforcement of Licensee’s obligations under the Medco License Agreement with respect to payment of the Royalty or the Milestones (regardless of whether such enforcement is initiated by Seller as a result of a written request from Purchaser or initiated by Seller in the absence of any such request), after deduction (and reimbursement to Seller and Purchaser) of all costs and expenses (including attorneys’ fees and expenses) actually paid by each of Seller and Purchaser in connection with such enforcement pursuant to Section 5.8(b) above, shall be paid in accordance with the Paying Agent Agreement and allocated as follows: (i) the Applicable Percentage (taking into account whether the breach that led to such enforcement was related to the Royalty or to the Milestones and the time period in which such breach occurred) of such Proceeds to the Purchaser, and (ii) the remainder to the Seller. The Seller hereby assigns and, if not presently assignable, agrees to assign to the Purchaser the amount of Proceeds due to the Purchaser in accordance with this Section 5.8(c).
Section 5.9 Prosecution and Enforcement of Intellectual Property.
(a) In each case if and to the extent permitted under the Medco License Agreement, the Seller shall (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain the applicable Royalty Product Patents, including payment of maintenance fees or annuities, at the sole cost and expense of the Seller, (ii) when available in respect of the Royalty Product Patents, obtain issued Patent Rights and any corrections, substitutions, reissues and reexaminations thereof and obtain patent term extensions and any other forms of patent term restoration in any country, (iii) not disclaim, allow to lapse, abandon, or terminally disclaim or fail to take any action necessary or desirable to prevent the disclaimer, lapse or abandonment of, any Royalty Product Patent, (iv) diligently defend (and enforce) the Royalty Product Patents against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non-infringement or non-interference), and (v) promptly provide to Purchaser (A) any and all information reasonably requested by Purchaser regarding ongoing prosecution, defense and enforcement matters for the Royalty Product Patents, and (B) any information of which Seller becomes aware that could reasonably be expected to have a Material Adverse Effect on the prosecution, maintenance, defense or enforcement of the Royalty Product Patents. To the extent that Seller receives any material correspondence regarding the prosecution, defense or enforcement of the Royalty Product Patents, Seller will provide such correspondence to Purchaser and provide Purchaser a reasonable opportunity to comment thereon. If and to the extent permitted under the Medco License Agreement, such comments will be considered by Seller in good faith.
(b) If the Seller has the right pursuant to Section 11.4 of the Medco License Agreement and applicable Law to institute a suit or other legal proceedings to enforce any of the Royalty Product Patents in respect of Competitive Infringement or to participate in a suit instituted by another, then promptly (and in any event within [***]) following the Seller becoming aware of such right of the Seller, Seller shall provide written notice to Purchaser thereof [***]. In the event that Seller declines to exercise such right, Seller shall promptly give notice of such declination to Purchaser, and Purchaser shall have [***] to discuss Seller's reasons for declining to enforce the applicable Royalty Product Patents [***]. [***]. In no event shall Seller be required to perform any actions or omit to perform any actions that would violate applicable Law or otherwise subject Seller to a risk of sanctions or other penalties. Seller may employ any counsel, so long as such counsel is acceptable to Purchaser (such acceptance not to be unreasonably withheld or delayed).
(c) [***]
(d) To the extent in respect of any Competitive Infringement, the Proceeds of any enforcement of any of the Royalty Product Patents (i) by Seller pursuant to this Section 5.9 and Section 11.4 of the Medco License Agreement or (ii) by Licensee pursuant to Section 11.4 of the Medco License Agreement, in each case of the immediately foregoing clauses (i) and (ii), shall first be used to reimburse each of Seller and Purchaser for the costs and expenses (including attorneys’ fees and expenses) it has actually paid in connection with such enforcement pursuant to Section 5.9(c) above, and the remainder (if any) shall be allocated to Purchaser in a proportion equal to the Applicable Percentage for the Royalty, with the remainder allocated to Seller (where the Applicable Percentage is applied taking into account any variation in such Applicable Percentage over different time periods, if applicable).
Section 5.10 No Assignment [***].
(a) [***].
(b) Promptly (and in any event within [***]) following receipt by Seller of a written request from the Licensee for consent to assign the Medco License Agreement (in whole or in part), including pursuant to Section 13.1 of the Medco License Agreement, Seller shall provide notice thereof to Purchaser. Seller and Purchaser shall consult with each other regarding whether to grant such consent, and Seller shall not grant or withhold such consent without the prior written Consent of Purchaser.
Section 5.11 Audits.
(a) Consultation. Following the Closing Date, the Seller and the Purchaser shall consult with each other regarding the timing, manner and conduct of any review or audit of the Licensee’s books and records pursuant to Section 7.5.1 of the Medco License Agreement. For the avoidance of doubt, Seller shall not request an examination of the Licensee’s records and books of account without the prior written Consent of Purchaser.
(b) Audits under Medco License Agreement. Following consultation in accordance with Section 5.11(a), if requested in writing by the Purchaser, Seller shall to the extent permitted by Section 7.5.1 of the Medco License Agreement, provide written notice to Licensee to cause an inspection or audit to determine the correctness of any Royalty or Milestone payments made under the Medco License Agreement. All of the expenses of any inspection or audit requested by the Purchaser that would otherwise be borne by Seller pursuant to the Medco License Agreement, including such fees and expenses of any public accounting firm engaged by Seller (and reasonably acceptable to Purchaser and Licensee) in connection with such an inspection or audit shall be borne by the Purchaser in an amount equal to the Applicable Percentage then in effect for the Royalty, with Seller bearing the remainder (it being understood that, in accordance with Section 7.5.1 of the Medco License Agreement as in effect on the date hereof, in the event that any such audit reveals an underpayment during the applicable time period of greater than [***] then Licensee shall be responsible for such costs and expenses). Seller will promptly furnish to Purchaser a true, correct and complete copy of any inspection or audit report prepared in connection with such an inspection or audit. If, following the completion of such inspection or audit, Seller is required to reimburse Licensee for overpayment of the Royalty, then Purchaser shall promptly upon request reimburse Seller, or, at Seller’s request, Licensee on behalf of Seller, for the portion of such overpaid amount that was actually paid to the Purchaser, and shall promptly (and in any event within [***]) after making such payment provide documentation satisfactory to Seller evidencing that such payment was made. If, following the completion of such inspection or audit, Licensee is required to pay amounts representing an underpayment of the Royalty during the applicable period of time, the Purchaser shall be paid from such amounts a portion equal to the amount by which the Purchased Royalty Interest was underpaid during the applicable period of time.
Section 5.12 [***].
Section 5.13 Related Agreements. Except as would not reasonably be expected to have a Material Adverse Effect, Seller shall maintain the Related Agreements in full force and effect and shall not breach, violate or otherwise default under or fail to perform any of its Relevant Obligations under any of the Related Agreements during the term of this Agreement, except where such performance is being contested in good faith by appropriate proceedings (provided that, during the pendency of any such dispute, Seller shall continue to comply with all of its other Relevant Obligations under the Related Agreements in accordance with this Section 5.13). Except as would not reasonably be expected to have a Material Adverse Effect, Seller shall not, without the prior written Consent of the Purchaser, (a) amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any provision of or right under the Related Agreements, or (b) assign, in whole or in part, the Related Agreements or any provision thereof or right thereunder.
Section 5.14 Commercialization. If Purchaser shall so request (by written notice to Seller), Seller and Purchaser shall consult with each other once per calendar quarter regarding the status of the Licensee’s, its Affiliates and its sublicensees’ compliance with the development, commercialization, marketing and promoting obligations set forth in Sections 2.4 and 3.1 of the Medco License Agreement.
Section 5.15 SEC Filings. Prior to the submission by Seller to the SEC of any Seller SEC Documents that contain any Confidential Information, or that contain information related to the existence or subject matter of this Agreement or the identity of Purchaser, Seller shall provide drafts of such Seller SEC Documents to Purchaser within a reasonable period of time, but in any event no less than [***] prior to the planned date of such submission, to review any confidential treatment requests related thereto, and Seller shall redact any information therein as requested by Purchaser, unless such information is, in the Seller’s view, required to be included by Law

(including any rules and regulations promulgated by the SEC) or stock exchange rule or regulation, and Seller shall consider in good faith any other comments by Purchaser thereto.
Section 5.16 Licensee Instruction. Prior to the termination of this Agreement pursuant to Section 9.1, Seller shall not, without Purchaser’s prior written consent (which consent may be withheld or granted in Purchaser’s sole discretion), deliver any further directions to Licensee regarding the payment of the Purchased Assets.
Section 5.17 Tax Matters.
(a) Tax Treatment. Notwithstanding the accounting treatment therefor and unless otherwise required by Applicable Law, for all U.S. federal and applicable state and local tax purposes, the Seller and the Purchaser shall treat (i) the transactions contemplated by the Transaction Documents as a sale and the Purchaser’s payment of the Purchase Price (pursuant to Section 2.2 of this Agreement) as received by the Seller in a taxable transaction, (ii) Purchaser as the direct recipient of the payments made with respect to the Purchased Assets and (iii) the transactions contemplated under this Agreement as separate and independent from any transactions entered into by the Purchaser and the Seller or their Affiliates other than those contemplated by this Agreement. If there is an inquiry by any Governmental Authority of the Seller or the Purchaser related to this Section 5.17, the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 5.17.
(b) Amounts Received and Remitted under Section 5.6. Seller and Purchaser agree that for United States federal income tax purposes, (i) any and all amounts in respect of the Purchased Assets remitted by Seller to Purchaser pursuant to Section 5.6(a) or otherwise under this Agreement shall be treated as received by Seller as agent for Purchaser, and (ii) any and all amounts remitted by Seller to Purchaser pursuant to Section 5.6(a) of this Agreement shall be treated as remittances of amounts collected by Seller on behalf of Purchaser. Seller further agrees to use commercially reasonable efforts to disclose such custodian arrangement to its relevant counterparties (including Licensee and the Paying Agent), and where requested, promptly to deliver any U.S. tax forms provided by Purchaser.
(c) Withholding.
(i) On or prior to the Closing Date, the Purchaser shall deliver to the Seller a duly completed and valid (A) IRS Form W-9 certifying that the Purchaser is a United States person, as such term is defined in Section 7701(a)(30) of the Code, (B) applicable IRS Form W-8BEN-E claiming treaty benefits under a double taxation treaty with respect to each of “royalties,” “interest” and “other income,” (C) an IRS Form W-8IMY to which the forms set forth in the preceding (A) and (B) are attached, or (D) other applicable Form W-8 that indicates no withholding is required in respect of payments with respect to the Purchased Assets, (in each case ((A) through (D)), the “IRS Withholding Form”), and Purchaser shall provide an updated IRS Withholding Form to the Seller throughout the term of the Transaction Documents whenever required in order for the Seller to have on file a duly completed and valid IRS Withholding Form.

(ii) All payments to the Purchaser under the Transaction Documents shall be made without any deduction or withholding by the Seller for or on account of any tax, unless required by Applicable Law. If any Applicable Law (as reasonably determined by the Seller) requires the deduction or withholding of any tax by the Seller, then the Seller shall be entitled to make such deduction or withholding in accordance with Applicable Law. Any such withheld amounts shall be treated for all purposes of the Transaction Documents as having been paid to the Purchaser. Seller shall give or cause to be given to Purchaser such assistance as may reasonably be necessary to enable Purchaser to claim exemption from any such withholding, reduction thereof, or credit therefor, and in each case shall furnish Purchaser proper evidence of the taxes paid by Seller on its behalf.
(d) Reporting. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.17 and Section 10.4 on any tax return or in any audit or other judicial or administrative proceeding unless (i) the other party hereto has consented to the taking of such position, or (ii) the party hereto that contemplates taking such an inconsistent position has been advised by a nationally recognized tax counsel in writing that it is unable to conclude that the position specified in this Section 5.17 is more likely than not to prevail if challenged by the tax authority having jurisdiction of the relevant tax.
(e) Cooperation. The parties hereto shall reasonably cooperate in accordance with applicable Law to minimize taxes (including withholding taxes and indirect taxes such as value added tax, sales tax and other similar taxes) in connection with the transactions contemplated by the Transaction Documents, including with respect to any [***], and to comply with invoicing and reporting requirements related thereto.
(f) Gross-Up Under License. For the avoidance of doubt, in the event that Seller (i) is entitled to a payment by Licensee with respect to the Royalty or Milestones as a result of a gross-up adjustment pursuant to Section 7.9.2 of the Medco License Agreement to the extent that Purchaser would be entitled to a gross-up adjustment attributable to the Applicable Percentage pursuant to Section 7.9.2 of the Medco License Agreement, determined as if Purchaser (or its beneficial owners) were the “Payee” thereunder, as a result of the Purchaser’s (or its beneficial owners’) jurisdiction or otherwise, or (ii) is entitled to payment as a result of or benefits directly from beneficial tax treatment resulting from a [***] that consists of a profit share for Seller with respect to the Royalty Product in all or some portion of the Territory, then Purchaser shall be entitled to a proportion of any such payment or benefit equal to the Applicable Percentage.
Section 5.18 Change in Name or Organization. Seller shall provide Purchaser with written notice not less than [***] prior to any change in, or amendment or alteration of, Seller’s (a) legal name, (b) form or type of organization, or (c) jurisdiction of organization.
Section 5.19 Seller’s Commercially Reasonable Efforts and Judgment. It is understood and agreed that, in determining whether Seller’s efforts or judgments are “commercially reasonable” with respect to any covenant that specifically references such term in this Article V, Seller shall be deemed to be acting or making a judgment in a commercially reasonable manner if Seller would reasonably be expected to act in the same manner if Seller had the sole right, title and interest in and to the Purchased Assets.

ARTICLE VI
THE CLOSING

Section 6.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”) at the offices of Goodwin Procter LLP located at 100 Northern Avenue, Boston, MA 02210, or such other place as the parties hereto mutually agree.
Section 6.2 Payment of Purchase Price.
(a) Purchase Price. At the Closing, the Purchaser shall deliver to the Seller payment of the First Installment by wire transfer of immediately available funds to the Seller Account, without any deduction for withholding or other taxes (unless otherwise required by applicable Law) [***]. The Purchaser shall deliver the Remainder to the Seller on September 30, 2021 by wire transfer of immediately available funds to the Seller Account, without any deduction for withholding or other taxes (unless otherwise required by applicable Law) and, except as set forth in Section 6.2(b), without any other Set-Off.
(b) [***].
Section 6.3 Closing Deliverables.
(a) At the Closing, each of the Seller and the Purchaser shall deliver to the other party hereto a duly executed counterpart to the Bill of Sale, evidencing the sale and assignment to the Purchaser of the Purchased Assets.
(b) At the Closing, the Seller shall deliver to the Purchaser a certificate of an executive officer of the Seller, dated as of the Closing, certifying as to the (i) attached copies of the organizational documents of the Seller and resolutions of the governing body of the Seller authorizing and approving the execution, delivery and performance by the Seller of the Transaction Documents and the transactions contemplated thereby and (ii) the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers.
(c) At the Closing, the Purchaser shall deliver to the Seller a certificate of an executive officer or other authorized signatory of the Purchaser, dated as of the Closing, certifying as to the (i) attached copies of the organizational documents of the Purchaser and (ii) the incumbency of the officer or officers of the Purchaser who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers.
(d) At the Closing, the Purchaser shall deliver to the Seller a duly completed and executed IRS Withholding Form pursuant to Section 5.17(c)(i).
(e) As soon as practicable (but in any event no later than one (1) Business Day after the Closing) Seller shall deliver to Purchaser a duly executed receipt for payment of the First Installment.

Section 6.4 Post-Closing Deliverables.
(a) Between [***] prior to September 30, 2021, Seller shall issue an invoice to Purchaser for the Remainder. As soon as practicable (but in any event no later than one (1) Business Day Seller’s receipt of such payment) after the payment of the Remainder by Purchaser, Seller shall deliver to Purchaser a duly executed receipt for such payment.
(b) Promptly following the Closing, Purchaser and Seller shall use reasonable best efforts to deliver or cause to be delivered to the other party hereto a duly executed counterpart to the Paying Agent Agreement, with such changes and modifications as may be agreed in good faith between Purchaser, Seller and the Paying Agent.
(c) Promptly following execution of the Paying Agent Agreement, the Seller shall deliver to Licensee a duly executed copy of the Licensee Instruction. Within three (3) Business Days thereafter, the Seller shall deliver to Purchaser evidence reasonably satisfactory to Purchaser confirming the delivery to and receipt by Licensee of the Licensee Instruction.
ARTICLE VII
INDEMNIFICATION

Section 7.1 Indemnification by the Seller. The Seller agrees to indemnify and hold harmless the Purchaser, its Affiliates and its and their respective partners, directors, officers, managers, members, consultants, contractors, employees, representatives or agents (each, a “Purchaser Indemnified Party”) from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of (a) any breach of any representation or warranty made by the Seller in any of the Transaction Documents or certificates delivered by the Seller to the Purchaser in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of the Seller in any of the Transaction Documents, (c) any Excluded Assets or Excluded Liabilities and Obligations, and (d) any fees, expenses, costs, liabilities or other amounts incurred or owed by Seller or its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (i) that has the effect of imposing on Seller any recourse liability for the Purchased Assets because of the insolvency or other creditworthiness problems of the Licensee or the insufficiency of the Purchased Assets, whether as a result of the amount of cash flow resulting from sales or licensing of the Royalty Product or otherwise, in each case unless resulting from the breach or default by Seller of or under any of the Transaction Documents, (ii) that results from the gross negligence, willful misconduct or fraud of any Purchaser Indemnified Party, (iii) that results from the failure of Licensee to perform any of its obligations under the Medco License Agreement, unless directly resulting from the breach or default by the Seller of or under the Medco License Agreement or hereunder or (iv) to the extent resulting from acts or omissions of the Seller based upon the written instructions from any Purchaser Indemnified Party. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by the Seller to such Purchaser Indemnified Party upon demand.

Section 7.2 Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold each of the Seller and its Affiliates and any or all of their respective partners, directors, officers, managers, members, employees, representatives or agents (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of (a) any breach of any representation or warranty made by the Purchaser in any of the Transaction Documents and (b) any breach of or default under any covenant or agreement of the Purchaser in any Transaction Document to which the Purchaser is party; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (i) that results from the gross negligence, willful misconduct or fraud of any Seller Indemnified Party, (ii) that results from the failure of Licensee to perform any of its obligations under the Medco License Agreement or (iii) to the extent resulting from acts or omissions of the Purchaser based upon the written instructions from any Seller Indemnified Party. Any amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchaser to such Seller Indemnified Party upon demand.
Section 7.3 Materiality. For purposes of determining the amount of any Losses resulting from any breach by Seller of the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.9(a)-(h) and (j)–(m) (solely with respect to Core Royalty Product Patents), Section 3.9(i) (solely with respect to inclisiran), Section 3.10(a) (solely with respect to the first sentence thereof and clause (i) of the second sentence thereof), Section 3.10(b)-(j) and (l)-(m) and Section 3.19, or any breach by Purchaser of the representations contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.7 pursuant to Section 7.1 or Section 7.2, as applicable (but not for determining the existence of any such breach (and therefore, whether any indemnification is owed)), and without limiting Section 7.7 or Section 7.8, all such representations and warranties that are qualified by materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified, as applicable.
Section 7.4 Procedures for Third Party Claims.
(a) If any claim or demand made by any Person other than the Purchaser or the Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of such Third Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually materially prejudiced by such failure.
(b) In the event that any Third Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.4, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, the indemnifying party may not assume the defense to a Third Party Claim (i) involving criminal liability of any indemnified party or in which equitable relief other than monetary damages is sought against any indemnified party, (ii) involving a purported class action or (iii) if the Third Party Claim relates to taxes.
(c) In any such Third Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such Third Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party.
(d) The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or could have been a party and indemnity could be sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party, (iii) does not impose any continuing material obligation or restrictions on any indemnified party, and (iv) does not involve any injunctive relief binding on the indemnified party or its Affiliates.
Section 7.5 Other Claims. A claim by an indemnified party under this Article VII for any matter not involving a Third Party Claim and in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or a reasonable estimate of Losses reasonably expected to be incurred or suffered by the indemnified party, (b) a statement that the indemnified party is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses or a reasonable estimate of such Losses. For all purposes of this Section 7.5, the Seller shall be entitled to deliver such notice of demand to the Purchaser on behalf of the Seller Indemnified Parties, and the Purchaser shall be entitled to deliver such notice of demand to the Seller on behalf of the Purchaser Indemnified Parties.
Section 7.6 Time Limitations.
(a) The Seller shall have liability under Section 7.1 with respect to any breach of any representation or warranty made by the Seller in Article III of this Agreement only if, on or prior to the date that is [***] after the Closing, the Purchaser notifies the Seller of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail [***] or any breach of a representation or warranty resulting from fraud or willful misconduct on the part of Seller, as to which a claim may be made at any time until the date that is [***] after the termination of this Agreement.
(b) The Purchaser shall have liability under Section 7.2 with respect to any breach of any representation or warranty made by the Purchaser in Article IV of this Agreement only if, on or prior to the date that is [***] after the Closing Date, the Seller notifies the Purchaser of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail [***] or any breach of a representation or warrant resulting from fraud or willful misconduct on the part of Purchaser, as to which a claim may be made at any time until the date that is [***] after the termination of this Agreement.
Section 7.7 Limitations on Liability. No party hereto shall be liable for any consequential (including lost profits), punitive, special, indirect or incidental damages under this Article VII (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article VII) in or pursuant to this Agreement, except to the extent a court of competent jurisdiction awards such damages to a third party in connection with a Third Party Claim. Other than with respect to any fraud, willful misconduct, or intentional misrepresentation, in no event shall Seller’s aggregate liability for Losses under Section 7.1(a) or Purchaser’s aggregate liability for Losses under Section 7.2 (a) exceed the Purchase Price less (i) the Purchased Assets payments actually received by the Purchaser (and not required to be returned or reimbursed to Licensee or Seller, other than pursuant to any indemnification obligation of the Purchaser hereunder) as of the date any claim for Losses is made, and (ii) the amount of any Set-Off taken by the Purchaser (and not required to be returned or reimbursed to Seller) previously pursuant to Section 6.2(b) in respect of a breach of a representation or warranty set forth in Article III (but not a breach of a covenant set forth in Article V) underlying such Loss, and (b) Seller shall not have any liability for Losses under Section 7.1 and the Purchaser shall not have any liability for Losses under Section 7.2 unless and until the aggregate amount of all Losses incurred by the indemnified party equals or exceeds [***], in which event the indemnifying party shall be liable for Losses including such amount.
Section 7.8 Exclusive Remedy. Except in the case of fraud or intentional breach and except as set forth in Section 6.2(b) and Section 9.2 (pursuant to which each of Purchaser and Seller accordingly preserves all remedies available with respect to any such claim or matter based thereon under applicable Law), the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation or warranty made by a Party in any of the Transaction

Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document. Notwithstanding the foregoing, nothing in this Article VII nor any provision of this Agreement shall operate to limit the rights of a Party to seek equitable remedies (including specific performance or injunctive relief) or, in the case of fraud or intentional breach committed by or on behalf of the other Party, any remedies available to it under applicable Law.
ARTICLE VIII
CONFIDENTIALITY

Section 8.1 Confidentiality. Except as provided in this Article VIII or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and until the [***] anniversary of the date of termination of this Agreement, each party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose to any Person (other than its Affiliates, its and its Affiliates’ Representatives, and any actual or potential assignees, financing sources or investors (including, in the case of the Seller, any party evaluating the acquisition of any portion of the Royalty that is not included in the Purchased Assets) and their respective Representatives, in each case who have agreed to be bound by the provisions of this Section 8.1 or are otherwise subject to restrictions of confidentiality substantially as restrictive as those contained in this Section 8.1) and shall not use or disclose for any purpose other than as provided for in the Transaction Documents (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to the Existing Confidentiality Agreement (as defined below) or this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
(a) was already in the Receiving Party’s possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party, as evidenced by written records (provided, if such information was disclosed to the Receiving Party on a non-confidential basis by a party that is not the Disclosing Party, such party had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to, any person with respect to such information);
(b) is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates in breach of this Agreement;
(c) was independently developed by the Receiving Party, as evidenced by written records, without use of or reference to the Confidential Information or in violation of the terms of this Agreement.
Section 8.2 Disclosures to Certain Affiliates. Notwithstanding anything to the contrary provided elsewhere herein, none of Purchaser’s Affiliates (including portfolio companies) or its Affiliates’ Representatives, or any actual or potential assignees, partners (including limited partners), financing sources or investors (and their Representatives), including, for the avoidance of doubt, The Blackstone Group Inc., shall have any obligations with respect to Confidential Information provided to Purchaser pursuant to this Agreement to the extent that such Confidential Information is not made available to such Affiliates (including portfolio companies), Affiliates’

Representatives, or any actual or potential assignees, partners (including limited partners), financing sources or investors (and their Representatives). In addition, the Confidential Information may be disclosed to any of the Persons listed in the foregoing sentence solely for the purpose of assessing or resolving conflicts or determining the proper allocation of investment opportunities, only if such individual shall agree to be bound by the confidentiality and use provisions of this Article VIII, and if such disclosure is made, Purchaser shall indemnify the Seller in accordance with Article VII for any breach by such individual of such confidentiality and use provisions; provided, however, that receipt of Confidential Information by such individual shall not be imputed to the individual’s broader business unit (e.g., the broader Affiliate entity).
Section 8.3 Termination of Confidentiality Agreement. Effective upon the date hereof, the Confidentiality Agreement, dated November 14, 2019 (the “Existing Confidentiality Agreement”), between Seller and Purchaser shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Article VIII.
Section 8.4 Permitted Disclosure. In the event that a Receiving Party or its Affiliates or any of its or its Affiliates’ Representatives are requested by a governmental or regulatory authority or required by applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Disclosing Party shall promptly, to the extent permitted by Law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Disclosing Party’s sole expense, as the Seller shall reasonably request). If no such protective order or other remedy is obtained and Receiving Party or its Affiliates or its or its Affiliates’ Representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the Purchaser or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over the Receiving Party, its Affiliates or its or its Affiliates’ Representatives, as the case may be, or (ii) in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference the Disclosing Party, its Affiliates, the Royalty, the Milestones, the Purchased Assets or this Agreement. Further, notwithstanding anything contained in this Article VIII to the contrary, the Seller may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with the Securities Act of 1933, as amended, with the Securities Exchange Act of 1934, as amended, or with any rule, regulation or legal process promulgated by the SEC or a stock exchange, subject to Seller’s obligations set forth in Section 5.15.
Section 8.5 Financial Statements. Notwithstanding anything herein to the contrary, nothing in this Article VIII shall be construed to restrict either party hereto from (a) providing copies of Royalty Reports to its independent accountants, provided such independent accountants have agreed to be bound by the provisions of Section 8.1 or are bound by restrictions of confidentiality no less restrictive by those contained in Section 8.1, or including disclosure of the Purchase Price and the amount and nature of the Purchased Assets in the footnotes to such party’s audited annual financial statements, in each case to the extent so required by GAAP, or including comparable disclosure in such party’s unaudited quarterly financial statements, (b) providing copies of such audited annual and unaudited quarterly financial statements to such party’s existing or prospective lenders or direct or indirect beneficial owners, as long as such lenders or beneficial owners have agreed to be bound by the provisions of this Article VIII or are otherwise subject to reasonable restrictions of confidentiality, and (c) disclosing Confidential Information in connection with any assignment permitted under Section 10.3, and in accordance with the requirements of this Article VIII.
Section 8.6 Specific Enforcement. Each party hereto acknowledges and agrees that remedies at law may not be adequate to protect the Seller or the Purchaser against any actual or threatened breach of this Article VIII by the Purchaser or the Seller, either of its Affiliates or its or their Affiliates’ Representatives, and that the Seller and the Purchaser (as applicable) shall be entitled to seek specific performance and temporary and permanent injunctive relief or other equitable relief as a remedy for any such actual or threatened breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 8.6 but shall be in addition to all other rights and remedies available at law or equity to the Seller or the Purchaser (as applicable).
Section 8.7 Other Relevant Obligations. In addition to, and without limiting, Purchaser’s obligations under this Article VIII, Purchaser shall fully comply with any Relevant Obligations that are applicable to the Confidential Information.
Section 8.8 Use of Name. Except as required by Law (including any rule, regulation or legal process promulgated by the SEC or a stock exchange) in the disclosing Party’s good faith view, neither party shall use the name, trademark, service mark, trade name, or symbol or any adaptation thereof of the other party, including, with respect to Purchaser, any reference to “Blackstone” or “The Blackstone Group”, or of any of its Representatives, Affiliates, partners, managers, directors, board members, members, officers, funds, employees or agents for advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure in any document employed to obtain funds or financing without the specific prior written consent of an authorized representative of the other party or individual whose name is to be used as to each such use (which consent may be granted or withheld in such party’s sole discretion). Notwithstanding the foregoing, Purchaser may use the name, logos, and other insignia of Seller in any “tombstone” or other advertisements, in its publications, marketing or promotional materials to existing and prospective investors and otherwise on the website or in other marketing materials of Purchaser, as applicable, without the Seller’s prior approval.

ARTICLE IX
TERMINATION

Section 9.1 Termination of Agreement. This Agreement shall continue in full force and effect until the date on which Purchaser has received the last payment with respect to the Purchased Assets, at which time this Agreement shall automatically terminate.
Section 9.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and of no further force and effect, except for any rights, obligations or claims of either Party that have accrued prior to termination; provided, however, that (a) the provisions of Section 5.1, Section 5.6, Section 5.11 (only until the date that is three (3) months after the termination date), Article I, Article VII (but only if a claim under Article VII is pending on or is brought within [***] of the termination date, and only until the final resolution of such claim and the full satisfaction of all liabilities and obligations hereunder related to such claim), Article VIII, this Article IX and Article X shall survive such termination and shall remain in full force and effect and (b) nothing contained in this Section 9.2 shall relieve either party from liability for any breach of this Agreement that occurs prior to termination.
ARTICLE X
MISCELLANEOUS

Section 10.1 Specific Performance. Each of the parties hereto acknowledges that the other party hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.
Section 10.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:
if to the Seller, to:
Alnylam Pharmaceuticals, Inc.
675 West Kendall Street, Henri A. Termeer Square
Cambridge, MA 02142
Attention: Jeff Poulton
[***]

with a copy, which shall not constitute notice, to:

Alnylam Pharmaceuticals, Inc.

675 West Kendall Street, Henri A. Termeer Square
Cambridge, MA 02142
Attention: Laurie Keating
[***]

and to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Kingsley L. Taft
[***]

if to the Purchaser, to:

BX Bodyguard Royalties L.P.
c/o Blackstone Life Sciences
101 Main Street
Suite 1210
Cambridge, MA 02142
Attention: Craig Shepherd
[***]

With a copy, which shall not constitute notice, to:

Blackstone Life Sciences
101 Main Street
Suite 1210
Cambridge, MA 02142
Attention: Julie Constable
[***]

and to:

Ropes & Gray LLP
800 Boylston Street
Prudential Tower
Boston, MA 02199
Attention: Melissa Rones
[***]

Each party hereto may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Seller shall not be entitled to assign, delegate or otherwise transfer this Agreement or any of its interests, obligations or rights hereunder without the prior written consent of the Purchaser, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect (provided that Seller may assign this Agreement without the consent of the Purchaser to an Affiliate (provided that such assignment to an Affiliate shall be at no incremental cost, including Taxes, to Purchaser) or to any third party that acquires all or substantially all of Seller’s business, whether by merger, sale of assets or otherwise, as long as such assignee agrees in a writing to be bound by all the provisions of this Agreement as if such assignee were the “Seller” under this Agreement). Seller shall give notice to Purchaser of any assignment for which consent was not required by Purchaser promptly after the occurrence thereof, and Seller shall remain liable to Purchaser for its obligations to Purchaser hereunder (and Purchaser shall be entitled to seek recovery for any breach or default of an obligation hereunder from Seller or from such Affiliate assignee). Prior to payment of the amounts set forth in Section 6.2(a) [***], the Purchaser shall not be entitled to assign, delegate or otherwise transfer this Agreement or any of its obligations or rights hereunder without the prior written consent of the Seller, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect; provided, however, that Purchaser may assign this Agreement without the consent of Seller if (i) the Purchaser notifies the Seller at least [***] prior to any such assignment, (ii) any such assignee, as a condition precedent to such assignment, agrees (A) in writing with the Seller to be bound by the obligations of the Purchaser contained in this Agreement, and (B) in writing with the parties thereto to be bound by the obligations of the Purchaser contained in the document set forth on Schedule 10.3, (iii) any such assignee complies with Section 5.17(c) (replacing “Purchaser” wherever it appears with such assignee and replacing “Closing Date” with the date that such assignee acquires an interest in the Purchaser’s rights hereunder), (iv) notwithstanding any such assignment, the Purchaser shall remain liable to the Seller for its obligations to the Seller hereunder (and Seller shall be entitled to seek recovery for any breach or default of an obligation hereunder from the Purchaser or from such assignee) and (v) in any event such assignment shall be of the Agreement in its entirety; provided further, however, that at all times during the term of this Agreement, Purchaser may assign any of its rights to receive the Purchased Assets hereunder, in whole or in part, without restriction and without consent of the Seller provided, in each case, that the Purchaser remains liable to the Seller for its obligations hereunder. Following payment of the amounts set forth in Section 6.2(a) (after giving effect to Section 6.2(b)), Purchaser may assign, delegate or otherwise transfer (in whole or in part) any or all of its obligations and rights hereunder, in whole or in part, without restriction and without the consent of the Seller (but subject to compliance with clauses (i), (ii)(A) and (iii) above (without giving effect to the words “with the Seller” in clause (ii)(A), and provided that clause (ii)(A) shall not apply to any such assignment that is solely of a right).
Section 10.4 Independent Nature of Relationship. The relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed (including for tax purposes) to constitute the Seller and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.

Section 10.5 No Personal Liability. It is expressly understood and agreed by Seller and Purchaser that:
(a) each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of Seller is made by Seller and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person, including those Persons named in the definition of “Knowledge of Seller” and any other Representative of Seller or Seller’s Affiliates (the “Non-Warranting Parties”);
(b) other than Seller, no Person, including the Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby;
(c) the provisions of this Section 10.5 are intended to benefit each and every one of the Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Law; and
(d) the provisions of clauses (a) – (c) of this Section 10.5 shall apply to Purchaser, mutatis mutandis.
Section 10.6 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the other Transaction Documents and the Confidentiality Agreement constitute a complete and exclusive statement of the terms of agreement between the parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties, with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto or the other Transaction Documents) has been made or relied upon by either party.
Section 10.7 Governing Law.
(a) THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of, relating to or in connection with this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York

State court or, to the extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.7(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.
Section 10.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.8.
Section 10.9 Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.
Section 10.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 10.11 Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
Section 10.12 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law. Without limiting the foregoing, the Seller hereby authorizes the Purchaser, at any time and from time to time, to the fullest extent permitted by applicable Law, to offset any amounts payable by the Purchaser to, or for the account of, the Seller against any obligations of the Seller to the Purchaser arising in connection with the Transaction Documents (including amounts payable pursuant to Article VII) that are then due and payable.
Section 10.13 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.
BX BODYGUARD ROYALTIES L.P.

By: Blackstone Life Sciences Advisors L.L.C. on
behalf of BX Bodyguard Royalties L.P.

By: /s/ Robert Liptak
Name: Robert Liptak
Title: Authorized Person

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.
ALNYLAM PHARMACEUTICALS, INC.

By: /s/ John M. Maraganore
Name: John M. Maraganore, Ph.D.
Title: Chief Executive Officer

EXHIBIT A
FORM OF BILL OF SALE

EXHIBIT B
FORM OF LICENSEE INSTRUCTION

EXHIBIT C
PAYING AGENT AGREEMENT

EXHIBIT D
PURCHASER ACCOUNT

[***]

EXHIBIT E

SELLER ACCOUNT

[***]

EXHIBIT F
DISCLOSURE SCHEDULE

EXHIBIT G
ROYALTY PRODUCT PATENTS

EXHIBIT H
MEDCO LICENSE AGREEMENT

EXHIBIT I
PRESS RELEASE

SCHEDULE 1.1
[***]

SCHEDULE 2.5(a)
True-Up Mechanism

[***]

SCHEDULE 3.10(A)

[***]

SCHEDULE 10.3
ASSIGNMENT
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